Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Pete Buzy
Chief Financial Officer
(410) 740-0081

MARTEK ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
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REVENUES OF $41.9 MILLION; EARNINGS OF $3.4 MILLION

COLUMBIA, MD — June 9, 2004: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the second quarter and six months ended April 30, 2004. For the second quarter of 2004 (2nd Qtr 04), revenues of $41.9 million were achieved, up from $26.4 million for the 2nd Qtr 03, and for the six months ended April 30, 2004 (04 YTD), revenues of $77.5 million were achieved, up from $47.0 million for 03 YTD. For the 2nd Qtr 04, Martek earned net income of $3.4 million, or $0.11 per diluted share, compared to net income of $3.1 million or $0.12 per diluted share in the 2nd Qtr 03. For 04 YTD, Martek earned net income of $6.8 million, or $0.22 per diluted share, compared to net income of $5.2 million or $0.21 per diluted share for 03 YTD.

“Martek again realized good year over year growth. This level of earnings, however, still reflects inefficiencies associated with new ARA production in the U.S. and preparations necessary to become a bigger company in the future. The Company invested a lot of money to enable manufacturing to expand by the end of the third quarter. Martek should get a “twofer”. Additional production capacity should provide greater volumes at the same time realizing economies of scale,” stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek.

2nd Qtr Consolidated Financial Results

Total revenues for the 2nd Qtr 04 were $41.9 million, an increase of $15.5 million or 59% over the 2nd Qtr 03. A significant portion of this increase is due to higher sales of nutritional products to the Company’s infant formula licensees (For a history of the Company’s nutritional product sales by quarter see the chart at (http://www.martekbio.com/images/corporatePages/RY5P8.gif). Approximately 90% of Martek’s 2nd Qtr 04 nutritional product sales were generated from sales of docosahexaenoic acid (DHA) and arachidonic acid (ARA) to four of the Company’s infant formula licensees: Mead Johnson, Wyeth, Abbott Laboratories and Nestle. Supplemented term infant formulas manufactured by three of these companies were introduced in the U.S. in 2002, and Nestle launched a supplemented formula in the U.S. in 2003. Also included in Martek’s 2nd quarter revenues was $3.7 million related to contract manufacturing revenues generated by the former FermPro business in Kingstree, SC, which was acquired in September 2003.

During the 2nd quarter, the Company continued to satisfy as much customer demand as possible, while, at times, sacrificing cost efficiencies. As such, gross profit margin decreased to 35% during the 2nd Qtr 04, down from 41% for the same period in 03. The decrease primarily resulted from our continued use of air freight to reduce the transit time of ARA shipments from DSM in Europe to our plant in Kentucky, which resulted in significantly higher costs. In addition, our cost of ARA manufactured by DSM has risen from the prior year due to the decline of the U.S. dollar/euro exchange rate. We expect our gross profit margins to be negatively affected by both factors again in the 3rd Qtr 04, but do anticipate some gross profit margin improvements next quarter due to efficiencies gained in DHA production. We expect the negative factors to be greatly mitigated by the end of Martek’s fiscal year as a result of significant U.S. ARA production. Gross profit margin for the 2nd Qtr 04 compared to the 2nd Qtr 03 also includes the impact of $3.7 million of lower margin contract manufacturing revenues related to the former FermPro business.

Research and development expenses increased by $1.8 million or 67% in the 2nd Qtr 04 compared to the 2nd Qtr 03. The increase is primarily the result of the additional resources directed toward improving our medium to long-term DHA production cost by increasing our fermentation production yields and developing new downstream processing techniques. In addition, costs were incurred in connection with our efforts in developing several forms of DHA products for the food and beverage industry as well as in the long-term development of plant-based DHA products under the recently initiated collaboration agreement with SemBioSys.

Selling, general and administrative expenses increased by $2.2 million or 53% during the 2nd Qtr 04 over the 2nd Qtr 03, primarily due to increases in personnel and insurance costs required to accelerate and support the Company’s growth. Specifically, the Company has increased staffing in its business development, food and beverage sales and marketing as well as finance departments. In addition, our new Kingstree, SC facility, which was purchased in September 2003, added approximately $700,000 of costs that were not present in 2nd Qtr 03.

Other operating expenses totaled $654,000 in the 2nd Qtr 04. These expenditures related primarily to start-up costs, largely training, related to the expansion at our new Kingstree, SC facility as well as costs associated with qualifications of certain third-party manufacturers. We anticipate continuing to incur these types of expenses for the remainder of fiscal 2004 as we bring new production facilities on line.

Net income of $3.4 million, or $0.11 per share on a diluted basis, was realized in the 2nd Qtr 04, compared to net income of $3.1 million, or $0.12 per share for the 2nd Qtr 03.

Year-to-date Consolidated Financial Results

Total revenues for 04 YTD were $77.5 million, an increase of $30.5 million or 65% over 03 YTD, due primarily to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin decreased to 36% for 04 YTD, from 40% for 03 YTD, primarily due to higher freight costs and unfavorable exchange rate fluctuations, both related to our ARA costs from DSM. Research and development expenses increased by $2.7 million or 50% in 04 YTD compared to 03 YTD due to the commencement of various development projects. Selling, general and administrative expenses increased by $4.5 million or 57% in 04 YTD over 03 YTD due primarily to increased personnel and insurance costs required to support the Company’s growth as well as the addition of our new Kingstree, SC facility. Other operating expenses of $1.1 million as outlined above were incurred in 04 YTD. Net income of $6.8 million, or $0.22 per diluted share was realized for 04 YTD, compared to net income of $5.2 million, or $0.21 per diluted share for 03 YTD.

The Company used cash flow from operations of $10.9 million for 04 YTD. This use of cash was primarily the result of a buildup of DHA inventory due to production improvements by the Company. This additional DHA inventory could not be blended with ARA for sales to infant formula manufacturers because of a shortage of ARA. This accumulated DHA inventory now well positions Martek to respond to the future demand for DHA-only applications such as the pregnancy and lactation market. Capital expenditures for 04 YTD were $117.6 million, the majority of which were related to the expansion of the newly acquired Kingstree facility to increase output of the Company’s nutritional oils. The Company generated cash flow from financing activities of $92.3 million primarily due to borrowings under the Company’s revolving credit facility and proceeds from the exercise of stock options and the issuance of common stock. At the end of the quarter, Martek had approximately $54.6 million in cash, cash equivalents and short-term investments, a decrease of $42.4 million from October 31, 2003. To meet its capital needs, the Company may raise capital in the public or private markets, in the form of debt or equity, in the coming quarters.

As noted above, the Company continues to add manufacturing capacity and generally expand its business to meet market demand for its products. In order to support this expansion, Martek has increased overall staffing levels. As of April 30, 2004, the Company employed 505 full-time employees, of which 112 have been hired during the first six months of fiscal 2004, including 92 whose focus relates to production or research and development activities.

Recent Highlights

Recent events impacting Martek include:
•	Expansion of production facilities — Martek continued its extensive expansion at its recently acquired Kingstree, SC location for the fermentation and processing of the Company’s nutritional oils. This expansion is expected to cost $170 — $180 million when complete. The estimated total project cost has recently increased by approximately $20 million due to inefficiencies associated with rapid construction and the decision to add ARA processing equipment to the South Carolina facility. The first phase of the expansion is expected to begin production in July 2004 with products available for sale in the 4th Qtr 04. Upon completion of the second phase in 1st Qtr 05, Martek’s DHA production capacity should triple over current levels.

•	Credit Facility — The Company amended the existing $85 million credit facility, entered into in January 2004, and expanded the availability under the facility to $100 million. Funds borrowed under the credit facility are secured by inventory and receivables and the Company has agreed not to encumber its other assets, except for certain permitted liens. The credit facility is scheduled to expire on February 1, 2007. The Company plans to use the proceeds from any borrowings under the credit facility to finance the expansion of Martek’s manufacturing capacity.
•	New DSM Supply Agreement — The Company entered into a new agreement with DSM extending the existing relationship between the two companies involving the production and supply of ARA, one of the Company’s nutritional oils that it sells to its infant formula licensees. Among other things, including the establishment of ARA pricing methodologies, this agreement provides for the sale to us by DSM of a license related to certain technologies associated with the manufacture of ARA. The license fee totaled $10 million, of which $4 million was paid upon execution of the agreement, and provides us with the ability to produce and sell certain amounts of ARA.
•	Incident at DSM Facility — In May 2004, an incident occurred at the Belvidere, New Jersey manufacturing plant of DSM. The incident involved a fire in an outside dust collection unit and caused a temporary shutdown of the ARA production line at the Belvidere facility. The resulting production loss of ARA will cause a reduction in revenue to Martek during the 3rd Qtr 04, which commenced on May 1, 2004, that is currently estimated to be between $7 - $9 million. On June 10, 2004 DSM will restart the production line at the Belvidere facility; however, the fire is now expected to result in a slowing of the pace by which DSM will ramp up further production capacity at Belvidere, which is likely to reduce the volume of ARA deliveries to Martek in the 4th Qtr 04 from formerly anticipated levels.

Investor Conference Call Webcast

Investors may listen to Martek’s senior management discuss the Company’s quarterly earnings and other current business issues on Wednesday, June 9, 2004 at 4:45 p.m. EST by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding future revenue growth, product introductions, growth in nutritional product sales, production expansion, margin and productivity improvements, applications and potential collaborations; (2) expectations regarding sales to infant formula licensees; (3) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and purchase of third-party manufactured oils; (4) expectations regarding the impact of the incident at Belvidere and (5) expectations regarding production capacity and the cost of expansion. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth above and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to our Form 10-K for the fiscal year ended October 31, 2003 and other filed reports on Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Consolidated Statements of Income Data

	Three months ended April 30,		Six months ended April 30,

	2004	2003	2004	2003

Revenues:
Product sales:
Nutritional product sales	$37,224	$26,226	$68,933	$46,435
Fluorescent detection product sales	853	173	1,249	462

Total product sales	38,077	26,399	70,182	46,897
Contract manufacturing sales	3,733	—	7,077	—
Other revenue	110	48	236	95

Total revenues	41,920	26,447	77,495	46,992

Costs and expenses:
Cost of product sales	24,253	15,642	43,778	27,984
Cost of contract manufacturing sales	2,928	—	5,637	—
Research and development	4,432	2,657	8,191	5,444
Selling, general and administrative	6,379	4,161	12,414	7,903
Restructuring reversal	—	—	—	(250)
Other operating expenses	654	1,066	1,104	1,066

Total costs and expenses	38,646	23,526	71,124	42,147

Income from operations	3,274	2,921	6,371	4,845
Other income, net	125	170	409	307

Income before income taxes	3,399	3,091	6,780	5,152
Income tax expense	—	—	30	—

Net income	$3,399	$3,091	$6,750	$5,152

Basic earnings per share	$0.12	$0.13	$0.23	$0.22

Diluted earnings per share	$0.11	$0.12	$0.22	$0.21

Shares used in computing basic earnings per share	29,209,029	23,933,147	28,769,839	23,646,025
Shares used in computing diluted earnings per share	31,250,438	25,413,286	31,074,675	25,018,607

Consolidated Balance Sheet Data

	April 30,	October 31,
	2004	2003

		(Audited)
Assets:
Cash, cash equivalents and short-term investments	$54,610	$96,971
Other current assets	56,704	41,373
Property, plant and equipment, net	203,147	88,314
Goodwill and identifiable intangible assets, net	80,411	68,652
Other assets	1,256	213

Total assets	$396,128	$295,523

Liabilities and stockholders’ equity:
Current liabilities	$29,819	$32,126
Non-current liabilities	88,073	19,433
Stockholders’ equity	278,236	243,964

Total liabilities and stockholders’ equity	$396,128	$295,523

Consolidated Cash Flow Data

	Six Months Ended April 30,

	2004	2003

Operating activities:
Net income	$6,750	$5,152
Non-cash items	3,508	2,370
Changes in operating assets and liabilities, net	(21,175)	(3,543)

Net cash (used in)/ provided by operating activities	(10,917)	3,979

Investing activities:
Purchases of short-term investments and marketable securities, net	47,339	(5,800)
Purchase of property, plant and equipment	(117,592)	(13,491)
Other investing activities	(6,135)	516

Net cash used in investing activities	(76,388)	(18,775)

Financing activities:
Proceeds from the exercise of warrants and options	16,259	6,368
Proceeds from the issuance of common stock, net	11,360	83,731
Borrowings under revolving credit facility	67,000	—
Other financing activities	(2,336)	(92)

Net cash provided by financing activities	92,283	90,007

Net increase in cash and cash equivalents	4,978	75,211
Cash and cash equivalents at beginning of period	29,924	20,419

Cash and cash equivalents at end of period	$34,902	$95,630

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